Exhibit 10.7

AMERICAN MEDIA, INC.

NON-EMPLOYEE DIRECTOR SEPARATION PAY PLAN

1. Purpose. The purpose of the American Media, Inc. Non-Employee Director Separation Pay Plan (the “Plan”) is to provide severance benefits to Eligible Directors (as defined below) of American Media, Inc. (the “Company”) upon certain terminations of their service as members of the Company’s board of directors (the “Board”). Any capitalized term that is used but not otherwise defined herein shall have the meaning assigned to such term in the American Media, Inc. Equity Incentive Plan.

2. Eligibility. Each member of the Board who is not an employee of the Company and who is selected by the Board to participate in the Plan shall become a participant in the Plan on the date of such selection, or such later date specified by the Board (each person, an “Eligible Director”).

3. Severance Benefits.

(a) Upon the termination of an Eligible Director’s service as a member of the Board prior to the occurrence of a Liquidity Event for any reason, the Eligible Director shall be entitled to receive a lump sum cash payment in an amount equal to $35,000 for each year and partial year during which the Eligible Director served on the Board, payable within thirty (30) days following the date of termination.

4. Duration of the Plan. The Plan shall continue in effect until the earlier to occur of (i) a Liquidity Event and (ii) the date on which the Plan is terminated pursuant to Section 5 hereof.

5. Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may, without the Eligible Directors’ consent, materially and adversely affect the rights of any Eligible Director who became entitled to participate in the Plan prior to the later of (i) the date of adoption of such amendment, alteration, suspension, discontinuance or termination or (ii) the effective date of such amendment, alteration, suspension, discontinuance or termination.

6. Confidentiality. By becoming a participant in the Plan, and as a condition hereof, each Eligible Director agrees not to, at any time, either during his or her period of service on the Board or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of the Eligible Director’s duties to the Company, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the breach of any of the Eligible Director’s obligations under this Section 6, or (iv) where required to be disclosed by court order, subpoena or other government process, and in such event, the Eligible Director agrees to cooperate with the Company in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Company or an Affiliate, the Eligible Director agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information of the Company.

7. Non-Disparagement. By becoming a participant in the Plan, and as a condition hereof, each Eligible Director acknowledges and agrees that he or she will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company, including its officers, other directors, partners, executives or agents, in either a professional or personal manner at any time during or following the Eligible Director’s service on the Board.

8. Withholding of Taxes. No withholding or deduction from any amounts payable under the Plan shall be made by the Company, and each Eligible Director shall be solely responsible for the payment of any federal, state, local or other income, payroll and/or other taxes that result from any amounts payable under the Plan.

9. Non-exclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board to adopt such other arrangements as it may deem desirable.

10. Notice. Any notice required or permitted under the Plan will be given in writing and will be deemed to be effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

11. Section 409A. The intent of the Company is that payments under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, an Eligible Director shall not be considered to have terminated service on the Board with the Company for purposes of any payments hereunder which are subject to Section 409A of the Code until the Eligible Director has incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Eligible Director’s termination of service on the Board shall instead be paid on the first business day after the date that is six (6) months following the Eligible Director’s separation from service (or upon the Eligible Director’s death, if earlier).

12. Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

13. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity, or would disqualify the Plan under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity and the remainder of the Plan shall remain in full force and effect.

14. General. This Plan is intended to be an unfunded “top-hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. Eligible Directors shall not have any interest in any particular property or assets of the Company and payments under the Plan shall be made from the general funds of the Company.

15. Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

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